Exhibit 99.1

DIRTT Announces Director Resignation

CALGARY, Alberta, June 25, 2020 (GLOBE NEWSWIRE) — DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”) (TSX: DRT, NASDAQ: DRTT), an interior construction company that uses technology for client-driven design and manufacturing, announces that director John F. (Jack) Elliott has provided notice of his intention to resign from the Board of Directors, effective June 30, 2020.

On behalf of DIRTT’s Board of Directors, Board Chair Steve Parry commented, “We thank Jack for his contributions to DIRTT over the past 2 years, and particularly for his oversight into the design and approval of DIRTT’s long-term strategic plan, unveiled in November 2019. The Board of Directors, under the leadership of its Nominating and Governance Committee, will take Jack’s resignation into account as part of its ongoing board renewal process.”

ABOUT DIRTT

DIRTT is a building process powered by technology. The company uses its proprietary ICE® software to design, manufacture and install fully customized interior environments. The technology drives DIRTT’s advanced manufacturing and provides certainty on cost, schedule and the final result. Complete interior spaces are constructed faster, cleaner and more sustainably. DIRTT’s manufacturing facilities are located in Phoenix, Savannah and Calgary. DIRTT works with nearly 100 sales partners globally. For more information visit dirtt.com/investors.

FOR FURTHER INFORMATION, PLEASE CONTACT

Kim MacEachern

Investor Relations, DIRTT

403-618-4539

kmaceachern@dirtt.com